EXHIBIT 10.1
***Certain information identified with brackets ([*****]) has been excluded from this exhibit because such information is both (i) not material and (ii) competitively harmful if publicly disclosed***

Exhibit 10.1
Schedule 1 to Agreement for Consulting Services - Interim CFO, dated November 4, 2022, between AP Services, LLC and Avaya Holdings Corp.

Schedule 1
Fees and Expenses

1.Fees: Fees for services provided by Ms. Roof shall be billed at $225,000 per month paid monthly in advance.

2.Success Fee: APS does not seek a success fee in connection with this engagement.

3.Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals.
4.[*****]
5.Payment: APS will submit monthly invoices for services rendered and expenses incurred. All invoices shall be due and payable immediately upon receipt.